Cellular Dynamics International, Inc.
525 Science Drive
Madison, WI 53711 USA
www.cellulardynamics.com

FOR IMMEDIATE RELEASE

Cellular Dynamics International Reports Second Quarter 2013 Financial Results

MADISON, WIS., August 29, 2013 - Cellular Dynamics International, Inc. (Nasdaq:ICEL), a leading developer and manufacturer of fully functioning human cells in industrial quantities to precise specifications, today reported financial results for the second quarter ended June 30, 2013.
“We are proud of the strong revenue growth demonstrated in this, our first quarterly earnings announcement as a public company,” said Robert J. Palay, Chairman and CEO of Cellular Dynamics. “We believe the proceeds from our recent initial public offering provide us the financial resources to continue building our suite of iCell® and MyCell® Products, while enabling ongoing commercial progress in our three target markets: in vitro drug discovery and toxicity testing, stem cell banking and cellular therapeutics.”
Second Quarter 2013 Selected Financial Results
Revenue. Total revenues for the second quarter of 2013 were $2.8 million compared to $1.3 million for the second quarter of 2012, an increase of 123%. For the trailing twelve months ended June 30, 2013, total revenues were $9.4 million, compared to $3.8 million for the trailing twelve months ended June 30, 2012, an increase of 147%. Growth in total revenue is primarily attributable to growth in unit sales of the Company's iCell products. In addition, the Company recorded its first product sales revenue of $170,000 from its MyCell Products line.
Costs and expenses. Total operating expenses (excluding cost of product sales) were $7.2 million for the second quarter of 2013 compared to $7.0 million for the second quarter of 2012, an increase of less than 3%. Also for the second quarter of 2013, cost of product sales as a percentage of product sales revenue was 34%, for a gross margin from product sales of 66%. This compares favorably to the second quarter of 2012 gross margin from product sales of 64%.
Net loss. For the second quarter of 2013, net loss was $5.1 million, or $2.92 per share, compared with a net loss of $6.2 million, or $3.58 per share, for the second quarter of 2012.
Cash and cash equivalents. On June 30, 2013, cash and cash equivalents totaled $33.5 million. On June 28, 2013, the Company borrowed $12.0 million under a credit agreement with Sixth Floor Investors LP and other lenders. In connection with the borrowing, $222,000 of debt issuance costs were incurred. Subsequent to the close of the quarter on July 30, 2013, CDI closed its initial public offering, receiving net proceeds of approximately $41.0 million, leaving a balance of cash and cash equivalents in excess of $74 million.

About Cellular Dynamics International, Inc.
Cellular Dynamics International, Inc. (CDI) is a leading developer of induced pluripotent stem cell technologies for in vitro drug development, stem cell banking and in vivo cellular therapeutic research. CDI harnesses its unique manufacturing technology to produce differentiated tissue cells in industrial quality, quantity and purity from any individual's induced pluripotent stem cell line created from a standard blood draw. CDI was founded in 2004 by Dr. James Thomson, a pioneer in human pluripotent stem cell research at the University of Wisconsin-Madison. CDI's facilities are located in Madison, Wisconsin, with a second facility in Novato, California. See www.cellulardynamics.com.
Forward-looking Statements
To the extent that statements contained in this press release are not descriptions of historical facts regarding Cellular Dynamics International, Inc., including statements regarding the adequacy of the financial resources available to pursue our strategy, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," “believe,” "expect," "anticipate," "estimate," "intend," and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements.  Forward-looking statements in this release involve substantial risks and uncertainties that could cause our product development efforts, actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. Cellular Dynamics undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see Cellular Dynamic's Prospectus filed with the Securities and Exchange Commission on July 26, 2013.

Cellular Dynamics International, Inc.
Balance sheets
(Unaudited)

(dollars in thousands)	December 31, 2012	June 30, 2013
Assets
Current assets:
Cash and cash equivalents	$33,900	$33,539
Accounts receivable	2,658	2,153
Inventories	2,381	2,643
Prepaid expenses and other assets	662	2,288
Total current assets	39,601	40,623

Property and equipment, net	873	738
Goodwill	6,817	6,817
Intangible assets, net	4,195	4,178
Debt issuance costs, net	—	222
Other assets	10	10
Total	$51,496	$52,588

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$1,035	$1,685
Accrued liabilities	1,830	1,784
Deferred revenue	570	446
Current maturities of long-term debt	336	18
Total current liabilities	3,771	3,933

Long-term debt, less current portion	734	11,736
Warrants	—	261

Shareholders' equity:
Series A Convertible preferred stock, $0.01 par value — authorized, 28,413,291 shares at December 31, 2012 and at June 30, 2013 ; issued and outstanding, 2,914,187 shares at December 31, 2012 and at June 30, 2013	28,191	28,191

Series B Convertible preferred stock, $0.01 par value — authorized, 70,512,809 at December 31, 2012 and June 30, 2013; issued and outstanding, 7,232,092 at December 31, 2012 and June 30, 2013	91,413	91,413

Common stock, $0.0001 par value — authorized, 135,715,623 at December 31, 2012 and June 30, 2013; issued and outstanding, 1,733,651 shares at December 31, 2012 and 1,734,599 shares at June 30, 2013	—	—

Additional paid-in-capital	9,451	9,865
Accumulated deficit	(82,064)	(92,811)
Total shareholders' equity	46,991	36,658
Total	$51,496	$52,588

Cellular Dynamics International, Inc.
Statements of operations
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
(dollars in thousands, except per share data)	2012	2013	2012	2013
Revenues:
Product sales	$1,174	$1,969	$1,817	$3,723
Collaborations, partnerships and other revenues	86	843	589	1,479
Total revenues	1,260	2,812	2,406	5,202

Costs and expenses:
Cost of product sales	418	676	561	1,253
Research and development	3,765	3,911	6,823	7,767
Sales and marketing	1,078	1,504	1,992	3,031
General and administrative	2,173	1,778	3,992	3,887
Total costs and expenses	7,434	7,869	13,368	15,938

Loss from operations	(6,174)	(5,057)	(10,962)	(10,736)

Other (expense) income:
Interest expense	(9)	(4)	(19)	(11)
Other income	—	—	1	—
Total other expense	(9)	(4)	(18)	(11)

Net loss	$(6,183)	$(5,061)	$(10,980)	$(10,747)

Net loss per share of common stock, basic and diluted	$(3.58)	$(2.92)	$(6.38)	$(6.20)

Shares used in computing net loss per share of common stock, basic and diluted	1,726,782	1,734,484	1,720,501	1,734,080
Source: Cellular Dynamics International, Inc.
MEDIA CONTACTS:
Joleen Rau
Senior Director, Marketing & Communications
Cellular Dynamics International, Inc.
(608) 310-5142
jrau@cellulardynamics.com

Investor Relations
Gitanjali Jain Ogawa
The Trout Group, LLC
(646) 378-2949
gogawa@troutgroup.com